Exhibit 3.2   Articles of Amendment to the Articles of Incorporation

                                       Of
                               American Arms, Inc.

Pursuant to the provision of the Utah Code Annotated (1953) Section 16-10-57, et seg., as amended, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1.            The name of the corporation is American Arms, Inc.
2. The following amendments to the Article of Incorporation were adopted by the shareholders of the corporation on the 29th day of March, 1988, in the manner prescribed by the provision of the Utah Business Corporation Act:

Article I

Name. The name of the corporation (hereinafter called the "Corporation") is American Industries, Inc.

3. The number of shares of the corporation outstanding at the time of such adoption was 27,214,105 and the number of shares entitled to vote thereon was 27,214,105. All of the shares were common shares of the same class with like rights and preferences.
4. The shares represented at the meeting and the number that were voted for the above amendments are as follows:

         No. of Shares            Shares Voted "For"     Shares Voted "Against"

         13,821,208               13,821,208             None

5. The manner in which an exchange of issued shares shall be affected is as follows: No Exchange. 6. The manner in which such amendments effect a change in the amount of stated capital as changed by such amendment is as follows:  No Change.


         Dated: this 31sth day of March, 1988

                                       American Arms, Inc.

                                       /s/  Ronald K. Mitchell
                                       ------------------------------------
                                       Ronald K. Mitchell, President

                                       /s/  Gloris P. Goff
                                       -------------------------------------
                                       Gloris P. Goff, Secretary




STATE OF UTAH                )
                              )   ss.
COUNTY OF SALT LAKE )

On the 31st day of March, 1988, personally appeared before me Ronald K. Mitchell and Gloris P. Goff, the President and Secretary, respectively of American Arms, Inc. and the signers of the within and foregoing instrument, and duly verified that the information stated therein is true.


                                       /s/  John G. Marshall
                                       -----------------------------------
My Commission Expires: 12/12/89        Notary Public
                                       Residing in Salt Lake City


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